SCHEDULE 14A

                                 (Rule 14a-101)

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement      [  ]    Confidential, for Use of the
[ ]      Definitive Proxy Statement               Commission Only (as permitted
[ ]      Definitive Additional Materials          by Rule 14a-6(e)(2))
[ ]      Soliciting Material Pursuant
         to Rule 14a-11(c) or Rule 14a-12

                        Allou Health & Beauty Care, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]    No fee required.

         [ ]    Fee computed on table below per Exchange Act Rules  14a-6(i)
                (4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2)    Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

         (5)      Total fee paid:



         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
--------------------------------------------------------------------------------

         (1)      Amount Previously Paid:

          ----------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------


         (3)      Filing Party:

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         (4)      Date Filed:

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

                        ALLOU HEALTH & BEAUTY CARE, INC.

                               50 EMJAY BOULEVARD

                            BRENTWOOD, NEW YORK 11717

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 14, 2000

                     ---------------------------------------

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of ALLOU HEALTH & BEAUTY CARE, INC., a Delaware corporation (the "Company"), will be held in the Boardroom of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006, on Thursday, September 14, 2000, 10:00 A.M., to consider and act upon the following:

          1. The election of the seven (7) persons named in the accompanying Proxy Statement to serve as the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. To approve the issuances of additional warrants pursuant to a 12% Senior Subordinated Note and Warrant Purchase Agreement dated as of July 25, 2000 among the Company and RFE Investment Partners, VI, L.P. and the issuances of shares of Class A Common Stock upon exercise of such warrants which would result in the issuance of greater than 20% of the outstanding Common Stock of the Company; and

          3. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

          Only stockholders of record of the Class A Common Stock, $.001 par value, and the Class B Common Stock, $.001 par value, of the Company at the close of business on August 4, 2000 are entitled to receive notice of and to attend the Meeting. If you do not expect to be present, you are required to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.

Dated: August 5, 2000
                                              By Order of the Board of Directors

                                              JEFFREY RABINOVICH
                                              Secretary

                                    IMPORTANT
                                    ---------

         THE RETURN OF YOUR SIGNED PROXY AS PROMPTLY AS POSSIBLE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY IS RETURNED IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE AND MAILED IN THE UNITED STATES.

                        ALLOU HEALTH & BEAUTY CARE, INC.
                               50 EMJAY BOULEVARD
                            BRENTWOOD, NEW YORK 11717

                    ----------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 14, 2000

                    ----------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ALLOU HEALTH & BEAUTY CARE, INC., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held in the boardroom of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on Thursday, September 14, 2000 at 10:00 A.M., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

         The principal executive offices of the Company are located at 50 Emjay Boulevard, Brentwood, New York 11717. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is August 5, 2000.

         A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted in favor of the proposal and in accordance with the judgment of the person or persons voting the proxies on any other matter that may be brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, telegram or personal interview.

                                VOTING SECURITIES

         Stockholders of record as of the close of business on August 4, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were _______ outstanding shares of Class A Common Stock, $.001 par value ("Class A Common Stock"), and 1,200,000 outstanding shares of Class B Common Stock, $.001 par value ("Class B Common Stock," together with the Class A Common Stock, are hereinafter collectively referred to as, the "Common Stock"). Each holder of Class A Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to five votes for each share held by such holder. By virtue of their holdings of Class A Common Stock and Class B Common Stock, the officers and directors of the Company will be able to pass the proposal being submitted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.

                                VOTING PROCEDURES

         The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting, provided a quorum exists. The approval of the issuances of additional warrants pursuant to a 12% Senior Subordinated Note and Warrant Purchase
Agreement and shares of Class A Common Stock upon exercise of such warrants require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting, provided a quorum exists. A quorum is established if, as of the Record Date, at least a majority of the outstanding shares of Common Stock are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election. In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

         The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of July 14, 2000 certain information regarding the ownership of voting securities of the Company by each stockholder known to the management of the Company to be (i) the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) the directors during the last fiscal year and nominees for director of the Company and (iii) all executive officers and directors as a group. Unless otherwise noted, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. Unless otherwise noted, the address of each beneficial owner named below is the Company's corporate address.




-------------------------------------------------- ---------------------------------- ----------------------------- ---------------
                                                            AMOUNT AND NATURE                                      PERCENT OF
                    NAME AND                                 OF BENEFICIAL                                           VOTING
               PRINCIPAL POSITION                            OWNERSHIP(A)                      PERCENT OF          POWER(k)(l)
-----------------------------------------------------------------------------------------------------------------------------------


                                                       CLASS B          CLASS A          CLASS B        CLASS A
-----------------------------------------------------------------------------------------------------------------------------------

Victor Jacobs
  Chairman of the Board of Directors                 925,500(b)        149,600(e)          42%           2.6%           35.9%
-----------------------------------------------------------------------------------------------------------------------------------
Jack Jacobs
  Executive Vice President and Director              624,750(c)        166,500(f)         28.3%          2.9%           24.8%
-----------------------------------------------------------------------------------------------------------------------------------
Herman Jacobs
  Chief Executive Officer and Director               624,750(d)        166,500(g)         28.3%          2.9%           24.8%
-----------------------------------------------------------------------------------------------------------------------------------
David Shamilzadeh
  President, Chief Financial
  Officer and Director                                   ---           272,250(h)          ---           4.7%            2.3%
-----------------------------------------------------------------------------------------------------------------------------------
Sol Naimark
  Director                                               ---            3,750(i)           ---             *              *
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey Berg
  Director                                               ---            3,750(i)           ---             *              *
-----------------------------------------------------------------------------------------------------------------------------------
Stuart Glasser
  Director                                               ---              ---              ---             *              *
-----------------------------------------------------------------------------------------------------------------------------------
Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401                                   ---           322,600(j)          ---           5.8%            2.8%
-----------------------------------------------------------------------------------------------------------------------------------

All directors and officers as a group                 2,174,500          762,350
  (8 persons)                                        (b)(c)(d)        (b)(e)(f)(g)(h)(i)                   98.9%          12.1%
-------------------------------------------------- ---------------- ----------------- -------------- -------------- ---------------

      -------------
*     Less than 1%.

(a) Pursuant to Rule 13d-3 promulgated under the Exchange Act, includes shares of common stock that may be purchased within 60 days upon exercise of outstanding options.
(b) Includes 168,000 shares of our Class B common stock that may be acquired pursuant to options granted under our 1992 Stock Option Plan and 170,000 shares of our Class B common stock which may be acquired pursuant to options granted under our 1995 Stock Option Plan.
(c) Includes 166,000 shares of our Class B common stock that may be acquired pursuant to options granted under the 1992 Plan and 165,000 shares of our Class B common stock which may be acquired pursuant to options granted under the 1995 Plan.

(d) Includes 166,000 shares of our Class B common stock that may be acquired pursuant to options granted under the 1992 Plan and 165,000 shares of our Class B common stock which may be acquired pursuant to options granted under the 1995 Plan.
(e) Includes 67,000 shares of our Class A common stock that may be acquired pursuant to options granted under the 1991 Plan and 72,500 shares of our Class A common stock which may be acquired under the 1996 Plan.
(f) Includes 69,000 shares of our Class A common stock that may be acquired pursuant to options granted under the 1991 Plan and 72,500 shares of our Class A common stock which may be acquired under the 1996 Plan. (g) Includes 69,000 shares of our Class A common stock that may be acquired pursuant to options granted under the 1991 Plan and 72,500 shares of our Class A Common Stock which may be acquired under the 1996 Plan.
(h) Includes 120,000 shares of our Class A common stock that may be acquired pursuant to options granted under the 1991 Plan and 137,250 shares of our Class A common stock which may be acquired under the 1996 plan. (i) Includes 3,750 shares of our Class A common stock that may be acquired pursuant to options granted under the 1996 Plan. (j) The information contained herein with respect to these shares has been obtained from
     Schedule 13G, dated February 4, 2000 filed by the beneficial owner.
(k) For the purposes of this calculation, the Class A common stock and Class B common stock are treated as a single class of common stock.
(l) The Class B common stock is entitled to five votes per share, whereas the common stock is entitled to one vote per share.

                        ACTION TO BE TAKEN AT THE MEETING

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                  At the Meeting, seven (7) directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified. The number of nominees was determined by the Board of Directors pursuant to the Company's By-laws. Unless otherwise specified, all proxies will be voted in favor of the seven nominees listed below as directors of the Company.

                  All of the nominees were elected directors at the 1999 Annual Meeting of Stockholders, except for Stuart Glasser who was elected to the board as of March 17, 2000. The term of the current directors expires at the Meeting.

                  The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast.

                  Our directors and executive officers are as set forth in the table below:



NAME                                                    AGE     POSITION
----                                                    ---     --------
Victor Jacobs......................................     68      Chairman of the Board of Directors
Herman Jacobs......................................     40      Chief Executive Officer and  Director
David Shamilzadeh..................................     54      President, Chief Financial Officer and Director
Jack Jacobs........................................     37      Executive Vice President and Director
Jeffrey Rabinovich.................................     35      Vice President, Chief Systems Analyst and Secretary
Sol Naimark........................................     40      Director
Jeffrey Berg.......................................     57      Director
Stuart Glasser.....................................     53      Director



          Victor Jacobs has served as Chairman of the Board of Directors of Allou since December 1985. From December 1985 to April 1990, and from October 1994 to July 2000, Mr. Jacobs served as Chief Executive Officer of Allou.

          Herman Jacobs has been Chief Executive Officer of Allou since July 2000 and a Director of Allou since July 1985. From December 1985 to July 2000, Mr. Jacobs served as President of Allou. Mr. Jacobs has been Chief Operating Officer since February 1994.

         David Shamilzadeh has been President of Allou since July 2000, Chief Financial Officer of Allou since April 1990 and a Director of Allou since July 1989. From February 1994 to July 2000 Mr. Shamilzadeh served as Senior Vice President of Finance.

         Jack Jacobs has been Executive Vice President of Allou since July 2000 and a Director of Allou since 1985. From June 1986 to July 2000 he served as Vice President of Purchasing and from January 1989 to June 2000 he served as Secretary.

         Jeffrey Rabinovich has been Vice President and Secretary of Allou since July 2000. From January 1999 to July 2000, Mr. Rabinovich served as the Executive Assistant to the President. From 1993 to January 1999, Mr. Rabinovich served as Assistant Treasurer at Republic National Bank.

         Sol Naimark has been a Director of Allou since 1991. He has been a partner at the law firm of Naimark and Tennenbaum for over five years.

         Jeffrey Berg has been a Director of Allou since 1994. Dr. Berg has served as President of Health Care Insights, a financial and technology consulting firm, since March 1991. Dr. Berg has worked in research and development for Johnson & Johnson Products, Inc. and General Foods Corporation. Dr. Berg currently serves on the Board of Directors of Bio-Imaging Technologies, Inc., Biologix International Ltd., IMX Pharmaceuticals, and Dexterity Surgical.

         Stuart Glasser has been a Director of Allou since February 2000. Mr. Glasser has served as President and Chief Executive officer of Casual Male Big and Tall and Senior Executive Vice President and director of J. Baker, Inc., its parent company, a leading specialty retailer of apparel and footwear since August 1997. From 1991 to 1997, Mr. Glasser served as Executive Vice President, General Merchandise Manager, for the Mens Boys and Cosmetics areas for Bloomingdale's. Prior to that, he was employed by Elder-Beerman Stores as President for the Department Store Division.

         Herman Jacobs and Jack Jacobs are brothers and sons of Victor Jacobs.

         Directors who are not employed by Allou receive $1,000 for each Board meeting attended and an additional $250 for each committee meeting attended. Furthermore, each non-employee director is granted an option to purchase 5,000 shares of Class A Common Stock upon each election as a director of Allou.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The board of directors is responsible for the management of the Company. During the fiscal year ended March 31, 2000, the board of directors held three meetings. All of the directors attended all meetings of the Board. The Board has established audit, stock option and compensation committees. There is no standing nominating committee.

         The functions of the audit committee include the nomination of independent auditors for appointment by the Board; meeting with the independent auditors to review and approve the scope of their audit engagement; meeting with our financial management and the independent auditors to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition; and to report to the Board periodically with respect to such matters

The audit committee currently consists of Sol Naimark, Jeffrey Berg and David Shamilzadeh. The audit committee held three meetings in fiscal 2000. All members of the committee attended all meetings.

         The function of the stock option committee is to administer the Company's stock option plans. The stock option committee currently consists of Sol Naimark and Jeffrey Berg. The stock option committee did not meet in fiscal 2000.

         The function of the compensation committee is to review and recommend to the board of directors the appropriate compensation of our executive officers. The compensation committee currently consists of Victor Jacobs, Herman Jacobs, Jack Jacobs, David Shamilzadeh and Jeffrey Berg. The compensation committee did not meet in fiscal 2000.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the one-year period ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long term compensation of the Company's chief executive officer and other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the Company's 2000, 1999 and 1998 fiscal years.



                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                          ANNUAL COMPENSATION            COMPENSATION AWARDS
                                                     ------------------------------  ----------------------------
           NAME AND PRINCIPAL              FISCAL                                             SECURITIES
                POSITION                    YEAR     SALARY($)(1)      BONUS($)         UNDERLYING OPTIONS(#)
---------------------------------------    -----     -----------       --------         -------------------------

  Victor Jacobs........................     2000        300,000         178,666                   --
    Chairman of Board and Chief             1999        300,000           --                      --
    Executive Officer                       1998        300,000           --                      --

  Herman Jacobs........................     2000        300,000         178,666                   --
    Chief Operating Officer                 1999        300,000           --                      --
                                            1998        300,000           --                      --

  Jack Jacobs..........................     2000        300,000         178,666                   --
    Vice President of Purchasing and        1999        300,000           --                      --
    Secretary                               1998        300,000           --                      --

  David Shamilzadeh                         2000        300,000         120,000                   --
    Chief Financial Officer                 1999        290,000         75,000                    --
                                            1998        249,231         75,000                    --



-----------------------------------

(1) The Company pays annual insurance premiums for Victor Jacobs, Herman Jacobs, Jack Jacobs and David Shamilzadeh in the amounts of $37,234, $8,434, $7,474 and $5,217, respectively. The Company has agreed that each of Messrs. V. Jacobs, H. Jacobs, J. Jacobs and Shamilzadeh are entitled to receive the entire cash surrender value under their insurance policies.

STOCK OPTION PLANS

         In May 1991, the Company adopted the 1991 Stock Option Plan (the "1991 Plan"), which was approved by stockholders in August 1991; in July 1992, the Company adopted the 1992 Stock Option Plan (the "1992 Plan"), which was adopted by the stockholders in October 1992; in August 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), which the Company amended in July 1996, and which was approved by stockholders in September 1996; in July 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), which was approved by stockholders in September 1996; and the Company amended and restated the 1991 Plan, the 1992 Plan, the 1995 Plan and the 1996 Plan (collectively, the "Plans") as of October 1996. The Company amended the 1996 Plan in July 1999, which was approved by stockholders in September 1999. The 1991 Plan provides for the grant of options to purchase an aggregate of 650,000 shares of Class A Common Stock. To date, options to purchase

623,475 of the 650,000 shares have been granted under the 1991 Plan. The 1992 Plan provides for the grant of options to key employees of the Company to purchase an aggregate 500,000 shares of the Company's Class B Common Stock. To date, options to purchase all of the 500,000 shares have been granted under the 1992 Plan. The 1995 Plan provides for the grant of non-qualified options to purchase an aggregate of 500,000 shares of the Company's Class B Common Stock. To date, options to purchase all of the 500,000 shares have been granted under the 1995 Plan. The 1996 Plan provides for the grant of options to purchase an aggregate of 2,000,000 shares of the Company's Class A Common Stock. To date, options to purchase 1,307,595 of the 2,000,000 shares have been granted under the 1996 Plan.

         The Plans are each administered by a Stock Option Committee (the "Committee") approved by the Board of Directors of the Company. The Committee has the authority under the Plans to determine the terms of options granted under such Plan, including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified stock option shall be granted, the number of shares to be subject to each option and the date each option shall become exercisable. Options granted under the Plans may be designated as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options, which do not meet such requirements.

         The Committee may set the exercise price for the options, which must be at least 100% of the fair market value of the Common Stock on the date of grant (or, in the case of an incentive stock option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's Common Stock, 110% of the fair market value of the Common Stock on the date of grant).

         The Committee may also set the period during which each option may be exercised which shall not exceed 10 years from the date of grant (or in the case of an incentive stock option granted to a stockholder who owns stock possessing more than 10% of the voting power of the Common Stock, five years from the date of grant). The Plans also provide that each employee who is an optionee shall agree to remain in the employ of the Company for a term of at least one year. The 1991 Plan will terminate on May 29, 2001, the 1992 Plan will terminate on July 9, 2002, the 1995 Plan will terminate on July 31, 2005 and the 1996 Plan will terminate on July 9, 2006.

NON-EMPLOYEE DIRECTORS' OPTIONS

         Each non-employee director (as defined in the 1996 Plan), upon each election as a director of the Company, is granted an option to purchase 5,000 shares of Class A Common Stock under the 1996 Plan. The Committee does not have any discretion with respect to the selection of directors who receive
Non-Employee Director Options or the amount, the price or the timing with respect thereto; and such Non-Employee Directors may not receive any other award under the 1996 Plan. The exercise price of such Non-Employee Director Option is the fair market value of the underlying shares of Class A Common Stock on the date of grant, payable in cash. The options have a term of five years and may be exercised at any time during such term.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth options that were granted in the fiscal year ended March 31, 2000 to any of the executive officers listed on the summary compensation table.


-----------------------------------------------------------------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                   NUMBER                                                           VALUE AT ASSUMED
                                     OF         PERCENT OF                                       ANNUAL RATES OF STOCK
                                 SECURITIES    TOTAL OPTIONS      PER                             PRICE VALUATION FOR
                                 UNDERLYING     GRANTED TO       SHARE                                OPTION TERM
                                  OPTIONS        EMPLOYEES     EXERCISE     EXPIRATION       ---------------------------
                                  GRANTED     IN FISCAL YEAR     PRICE         DATE           5%                  10%
------------------------------------------------------------------------------------------------------------------------
David Shamilzadeh                 17,000            .05%         $5.65      11/02/04         $57,129          $97,243
------------------------------------------------------------------------------------------------------------------------


OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

          No options were exercised in the fiscal year ended March 31, 2000 by any of the executive officers listed on the summary compensation table. The following table contains information concerning the number and value, at March 31, 2000, held by Messrs. V. Jacobs, H. Jacobs, J. Jacobs and D. Shamilzadeh. The Company does not use SARs as compensation.



                                      Number of Unexercised Options          Value of Unexercised In-the-Money
                                           at Fiscal Year End                  Options at Fiscal Year End(1)
                                           ------------------                  --------------------------
     Name                            Exercisable          Unexercisable        Exercisable        Unexercisable
----------                           -----------          --------------       -----------        -------------
Victor Jacobs..................       400,000                110,000             $371,070            $86,450
Herman Jacobs..................       467,500                 32,500              376,390             86,450
Jack Jacobs....................       467,500                 32,500              376,390             86,450
David Shamilzadeh..............       257,250                 42,750              612,473             97,777
------------------


(1) Fair market value of the underlying securities (the closing price of the Company's Class A Common Stock on the American Stock Exchange) at fiscal year end (March 31, 2000) minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

         There were no long-term incentive plan awards by the Company during the fiscal year ended March 31, 2000.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of Victor, Herman and Jack Jacobs for a three-year term, commencing as of August 1, 1998, each of which provides for annual salaries of $300,000 and such increases and bonuses as the Board of Directors may determine. Such agreements also provide for each individual to receive in each year of the agreement a bonus equal to 3% of any increase in the Company's earnings before interest and taxes compared to the prior fiscal year up to the first $2,000,000 of such increase, 2% of any increase greater than $2,000,000 but less than $3,000,000 and 1% of any increase in excess of $3,000,000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee participate in all deliberations concerning executive compensation. During the fiscal year ended March 31, 2000, the Board of Directors participated in all deliberations concerning executive compensation. As of July, 2000, the Compensation Committee consisted of Victor Jacobs, Chairman of the Board, Herman Jacobs, Chief Executive Officer,

Jack Jacobs, Executive Vice President, David Shamilzadeh, President and Chief Financial Officer, and Jeffrey Berg. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company purchases from and, on occasion, sells to various entities that are controlled by the family of Victor Jacobs, the Chairman of the Board. During the fiscal year ended March 31, 2000, the Company purchased products aggregating $12.2 million from these parties and sold no products to these parties. The Company believes that these purchases were made on terms that were at least as favorable to the Company as those that could have been obtained from unrelated third parties.

         In April 1999 the Company sold a majority interest in its former subsidiary The Fragrance Counter, Inc., an internet retailer of prestige fragrances and cosmetics. In this transaction, the Company sold approximately
2.7 million shares of Series A preferred stock of The Fragrance Counter for an aggregate purchase price of $12.9 million of which $4.0 million was paid in cash and $8.9 million is to be paid under promissory notes that become due within one year from closing. The Fragrance Counter issued approximately 5.3 million additional shares of Series A preferred stock for an aggregate of $25.0 million in cash. As a result of this transaction, the Company's ownership of The Fragrance Counter was reduced from approximately 83% to approximately 13% of the shares of its capital stock. On the closing date of this transaction, in addition to the $4.0 million received as the cash portion of the purchase price of the Company's shares, the Company received $7.3 million in cash from The Fragrance Counter as repayment of loans previously made. The Company entered into a services and supply agreement with The Fragrance Counter under which the Company has agreed to supply The Fragrance Counter with fragrances, cosmetics and upscale health and beauty products as well as supply The Fragrance Counter with services which include warehousing, order processing, receiving, etc. for 150 days from the date of closing. This agreement has been extended through October 2000. In consideration for the services provided, The Fragrance Counter pays 25% above the Company's actual cost for providing such services. Each of Victor Jacobs, Herman Jacobs and Jack Jacobs are shareholders of The Fragrance Counter.

         In April 2000, the Company was notified that the makers of the notes would not honor their obligation. As a result, the Company sent a notice of default requesting either payment of the notes or a private sale of the collateral which consists of 1,816,239 shares of ibeauty.com common stock, a privately held internet company, which is the successor to The Fragrance Counter Inc. The Company has recorded a valuation allowance of $8,500,000 equal to the face value of the notes. As a result of the sale, the Company recognized a gain of $8,432,401 net of taxes in fiscal 2000, after the provision for the valuation allowance.

        On December 23, 1999, the Company loaned $138,460 to David Shamilzadeh. The loan is due on December 31, 2000 and bears interest at 9% per annum. On January 4, 2000, the Company loaned $535,135.33 to each of Victor, Herman and Jack Jacobs. The loan is due on January 4, 2003 and bears interest at 9% per annum.

         It has been and will continue to be the Company's policy that transactions between the Company and its directors, principal stockholders and affiliates be on terms no less favorable to the Company than could be obtained from unaffiliated persons.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative return to holders of the Company's Common Stock for the five years ended March 31, 2000 with the Standard & Poor's 500 Index and a peer group index(1) for the same period. The comparison assumes $100 was invested on April 1, 1995 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during the periods.


                        [PERFORMANCE GRAPH APPEARS HERE]


                                                  1996         1997         1998        1999        2000
-----------------------------------------------------------------------------------------------------------
     Allou Health & Beauty Care, Inc.             80.98        73.24       95.77      120.43       79.57
-----------------------------------------------------------------------------------------------------------
     S&P 500 Index                               132.10       158.29      234.27      277.51      327.30
-----------------------------------------------------------------------------------------------------------
     Peer Group(1)                               121.93       141.00      241.46      268.61      135.95
-----------------------------------------------------------------------------------------------------------

--------------

(1) The peer group selected by the Company includes Bergen Brunswig Corporation, Bindley Western Industries, Inc., Cardinal Health Inc., Chronimed Inc., Avatex Corp., McKesson Corporation, Moore Medical Corp., and Owens & Minor Inc. Holdings Co.

                         COMPENSATION COMMITTEE'S REPORT
                        CONCERNING EXECUTIVE COMPENSATION

OVERVIEW

         Since June 1995, compensation determinations have been made by the Compensation Committee, except for those decisions relating to the granting of stock options which are made by the Stock Option Committee. The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation Committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants. The Compensation Committee presently consists of Victor Jacobs, Herman Jacobs, Jack Jacobs, David Shamilzadeh and Jeffrey Berg.

         The Company seeks to provide an overall level of compensation to the Company's executives that is competitive within the Company's industry and other companies of comparable size and complexity. Compensation in any particular case may vary from any industry average on the basis of annual and long-term Company performance as well as individual performance. The Compensation Committee exercises its discretion to set compensation where in its judgment external, internal or individual circumstances warrant it.

         In general, the Company compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit plans, including medical, dental and retirement plans, that are available generally to the Company's employees.

         The Stock Option Committee of the Board of Directors administers the 1991 Plan, the 1992 Plan, the 1995 Plan and the 1996 Plan. The duties of such committee include the granting of stock options to executive employees of the Company. The Stock Option Committee determines the number of shares granted to individuals, as well as, among other things, the exercise price and vesting periods of such options. The Compensation Committee has made recommendations to the Stock Option Committee from time to time with respect to the grant of stock options to executive officers, taking into account their level of responsibility, compensation level, contribution to the Company's performance and the future goals and the performance expected of them. However, the final determination of the grant of options rests with the Stock Option Committee.

EXECUTIVE OFFICER COMPENSATION

         During the fiscal year ended March 31, 2000, the Company entered into employment contracts with Victor Jacobs, Herman Jacobs and Jack Jacobs, which agreements are currently in effect and expire in July 2001. See "Employment Agreements." The base salary, bonuses, benefits and conditions of these contracts were determined through a review of previous employment terms for these individuals as well as a review of the recent trends in the Company's revenues and profits. The Company believes that the base salary levels currently in effect are competitive to salary levels in similarly situated companies. In addition, the Board of Directors decided to link such employees' compensation directly to the Company's earnings before interest and taxes.

         The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2000 adequately reflect the Company's compensation goals and policies.

                                                       Compensation Committee

                                                        Victor Jacobs
                                                        Herman Jacobs
                                                        Jack Jacobs
                                                        David Shamilzadeh
                                                        Jeffrey Berg

                                   PROPOSAL 2

     TO APPROVE THE ISSUANCES OF ADDITIONAL WARRANTS EXERCISABLE TO PURCHASE SHARES OF CLASS A COMMON STOCK, PURSUANT TO A 12% SENIOR SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT AND SHARES OF CLASS A COMMON STOCK UPON EXERCISE OF SUCH WARRANTS WHICH WOULD RESULT IN THE ISSUANCE OF GREATER THAN 20% OF THE
                    OUTSTANDING COMMON STOCK OF THE COMPANY.

GENERAL

         On July 25, 2000, the Company entered into a 12% Senior Subordinated Note and Warrant Purchase Agreement (the "Purchase Agreement") with RFE Investment Partners VI, L.P. ("RFE") contemplating a potential funding of up to $25,000,000. On July 25, 2000, the Company issued to RFE, $11,470,588 principal amount of 12% Senior Subordinated Notes (the "Notes") and warrants exercisable to purchase 1,300,000 shares of Class A Common Stock at an exercise price of $4.50 per share which, if exercised, would represent approximately 19.1% of the Company's outstanding Common Stock. The exercise price of the warrants is subject to increase if the Company meets certain earnings and revenue targets. Under the Purchase Agreement, in the event that additional subordinated notes are purchased up to an aggregate principal amount of $25,000,000, the Company will issue additional warrants exercisable to purchase up to 1,533,333 shares of Class A Common Stock of the Company (aggregating 2,833,333 shares of Class A Common Stock, which, if exercised, would represent approximately 41.6% of the outstanding Common Stock of the Company). The Purchase Agreement further provides that additional warrants will be issued to RFE in the event that certain misrepresentations regarding the Company's capitalization are made under the Purchase Agreement.

         The Company intends to use the proceeds from the sale of the securities for working capital and general corporate purposes.

SUBORDINATED NOTES AND WARRANTS

         As set forth in the Purchase Agreement and described below, subject to the Company obtaining stockholder approval at the Meeting, the Company may hold one or more subsequent closings following the Meeting at which the Company will issue to RFE subject to the terms and conditions of the Purchase Agreement an additional $3,529,412 principal amount of Notes (which may increase to a principal amount of $6,029,412 of Notes at the option of RFE for an aggregate purchase by RFE of up to $17,500,000 of Notes) and warrants exercisable to purchase 400,000 shares of Class A Common Stock at an exercise price of $4.50 per share (or warrants exercisable to purchase up to 683,333 shares of Class A Common Stock in the event RFE exercises its option to purchase up to $17,500,000 of Notes). The Purchase Agreement further provides that a limited number of additional institutional investors, who have yet to be determined, may participate in the subsequent closings by purchasing up to $10,000,000 principal amount of Notes (or $7,500,000 in Notes in the event RFE exercises its option to purchase $17,500,000 of Notes) for an aggregate of $25,000,000 principal amount of Notes and warrants exercisable to purchase up to 1,133,333 shares of Class A Common Stock at an exercise price of $4.50 per share (or warrants exercisable to purchase 850,000 shares of Class A Common Stock in the event RFE purchases $17,500,000 of Notes) for an aggregate of 2,833,333 warrants. The warrants are subject to a put option under which RFE has the right to put the warrants to the Company after the fifth anniversary of their issuance at a price of $8.00 per warrant. The Board of Directors of the Company has authorized the issuances of the warrants and the associated transactions. Under the Purchase Agreement, the exercise price of the warrants may increase up to $5.50 if the Company meets certain earnings and revenue targets. In the event that the $25,000,000 principal amount of the notes are purchased by RFE and any additional investors, the Company will issue 2,833,333 warrants representing approximately 41.6% of the outstanding Common Stock of the Company. In the event that no additional investors participate in the subsequent offering, the Company will issue to RFE an aggregate of $15,000,000 principal amount of notes and warrants exercisable to purchase 1,700,000 shares of Class A Common Stock (including the securities issued in the initial closing on July 25, 2000). Additional warrants may be issued to RFE in the event that certain misrepresentations regarding the Company's capitalization are made under the Purchase Agreement. The Purchase Agreement provides the investor with certain other rights including board observer rights, co-sale rights, pre-emptive rights and registration rights.

REASON FOR STOCKHOLDER APPROVAL

         Under Section 713 of the American Stock Exchange (the "Amex") Listing Standards, Policies and Requirements, issuers whose securities are listed on the Amex, the exchange on which the Company's Class A Common Stock is listed, are required to obtain stockholder approval, prior to the issuance of securities, in the following limited circumstances, in connection with a transaction other than a public offering involving: (i) the sale, issuance, or potential issuance by the company of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the company equals 20 percent or more of presently outstanding common stock; or (ii) the sale, issuance, or potential issuance by the company of common stock (or securities convertible into common stock) equal to 20 percent or more of presently outstanding stock for less than the greater of book or market value of the stock.

         As of July 25, 2000, the Company had outstanding 5,602,903 shares of Class A Common Stock and 1,200,000 shares of Class B Common Stock. The transactions under the Purchase Agreement contemplate the issuance of warrants exercisable to purchase up to 2,833,333 shares of Common Stock in the event that up to $25,000,000 principal amount of the subordinated notes are purchased (41.6% of the outstanding Common Stock of the Company) at a price below the greater of its book or market value.

         Therefore, in accordance with Section 713 of Amex's Listing Standards, Policies and Requirements, the Board of Directors seeks stockholder approval of the proposed issuances of warrants which, if issued to full extent, could potentially involve the Company issuing 20% or more of the shares of Common
Stock outstanding upon exercise of such warrants at a price less than the Company's book or market value. Stockholders are being asked to approve only the proposed issuances of additional warrants under the Purchase Agreement exercisable to purchase shares of Class A Common Stock and the shares of Class A Common Stock issuable upon exercise of such warrants and are not being asked to approve any other aspect of the proposed transaction.

VOTE REQUIRED

         A vote of the holders of a majority of the voting power of the issued and outstanding Common Stock of the Company, present in person or represented by proxy at the Meeting and entitled to vote at the Meeting, is required to approve the issuances of additional warrants under the Purchase Agreement exercisable to purchase shares of Class A Common Stock as well as the issuances of Class A Common
                                      -17-

Stock upon exercise of the warrants pursuant to the Purchase Agreement which may result in issuances of common stock in excess of 20% of the outstanding Common Stock of the Company.

The Company's Board of Directors recommends a vote FOR this proposal.

                                   ACCOUNTANTS

         Mayer Rispler & Company, P.C. served as the Company's independent auditors for the fiscal year ended March 31, 2000, and it is expected that Mayer Rispler & Company, P.C. will act in that capacity for the fiscal year ending March 31, 2001. A representative of Mayer Rispler & Company, P.C. is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from shareholders.

                              STOCKHOLDER PROPOSALS

         Any shareholder proposal intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company not later than April 7, 2001 for inclusion in the Company's proxy statement and form of proxy card for that meeting. Notices of shareholder proposals relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy, will be considered untimely, and thus the Company's proxy may confer discretionary authority on the persons named in the proxy with regard to such proposals, if received after June 21, 2001.

                              FINANCIAL STATEMENTS

          The financial statements of the Company have been included as part of the Annual Report of the Company enclosed with this proxy statement. The following financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations are incorporated by reference:
Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998, Form 10-K for the year ended March 31, 1999, Form 10-Q for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999 and Form 10-K for the year ended March 31, 2000. The principal accountants for the current year and the past fiscal year are not expected to be present at the meeting.

                                  OTHER MATTERS

         Management does not intend to bring before the Meeting any matters other than those specifically described above, and no other matters were proposed to be presented by June 16, 2000. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their discretion on such matters or motions, including any matters dealing with the conduct of the Meeting.

                                            By Order of the Board of Directors

                                            Jeffrey Rabinovich
                                              Secretary

August 5, 2000

                        ALLOU HEALTH & BEAUTY CARE, INC.

                                                                          PROXY

               ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 14, 2000 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints, as proxies for the undersigned, Herman Jacobs and David Shamilzadeh and each of them, with full power of substitution, to vote all shares of Common Stock of the undersigned in Allou Health & Beauty Care, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held at the Boardroom of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006 on September 14, 2000, at 10:00 a.m., local time (the receipt of Notice of which meeting and the Proxy Statement accompanying the same being hereby acknowledged by the undersigned), or at any adjournments thereof, upon the matter described in the Notice of Meeting and Proxy Statement and upon such other business as may properly come before such meeting or any adjournments thereof, hereby revoking any proxies heretofore given.

         EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE HEREOF. IF NO SPECIFICATIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE LISTED NOMINEES AND "FOR" THE LISTED PROPOSALS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please mark boxes |X| in blue or black ink.

1.       Election of Directors:

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

         FOR ALL  NOMINEES  /_/                 WITHHOLD  AUTHORITY  /_/
         (except as marked to                   to vote for all  nominees
         the contrary below)
         (Victor Jacobs,  Herman Jacobs, David
         Shamilzadeh, Jack Jacobs, Sol Naimark,
         Jeffrey Berg, Stuart Glasser)

2. To Approve the Issuances of Additional Warrants Exercisable to Purchase Shares of Class A Common Stock, Pursuant to a 12% Senior Subordinated Note and Warrant Purchase Agreement and Shares of Class A Common Stock Upon Exercise of Such Warrants Which Would Result in the Issuance of Greater Than 20% of the Outstanding Common Stock of the Company.

            FOR /_/                   AGAINST /_/                ABSTAIN /_/


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                            NOTE: Please sign your name or names
                                            exactly  as  set  forth  hereon.  If
                                            signed   as   attorney,    executor,
                                            administrator,  trustee or guardian,
                                            please   indicate  the  capacity  in
                                            which  you are  acting.  Proxies  by
                                            corporations  should  be signed by a
                                            duly  authorized  officer and should
                                            bear the corporate seal.

                                            Dated _______________________, 2000

                                            -----------------------------------
                                            Signature of Stockholder

                                            -----------------------------------
                                            Print Name(s)

Please sign and return the proxy promptly in the enclosed envelope.